Exhibit 99.1

Contacts:

Will James, Vice President

Corporate Development & Investor Relations

will.james@mrcpvf.com

832-308-2847

Ken Dennard, Managing Partner

Dennard Rupp Gray & Lascar, LLC

ksdennard@drg-l.com

713-529-6600

SHELL AWARDS ENTERPRISE FRAMEWORK

AGREEMENT TO MRC GLOBAL INC.

Houston, TX – May 30, 2012 – MRC Global Inc. (NYSE: MRC) the largest global distributor of pipe, valves and fittings to the energy industry, today announced that it has signed a five year global Enterprise Framework Agreement (EFA) with Shell for the distribution of valves and automation services.

The global EFA covers Shell’s upstream, midstream and downstream project and maintenance, repair and operations (MRO) requirements in North America, Europe, Asia, Australia, the Middle East and Africa. The agreement also covers carbon steel, stainless and alloy pipe, fittings and flanges in the United States as well as stainless steel and alloy pipe, fittings and flanges in Canada. Under this agreement, Shell expects that MRC will be the single-source provider for valves and the central distributor for the other products to Shell’s business units in the specified areas. The agreement builds upon a long-standing relationship between MRC and Shell in the United States, Europe and Asia, where MRC has served as Shell’s primary distributor of valves for the past 15 years.

“We are pleased that Shell continues to place their confidence in MRC to supply their operations with these important products,” MRC Chairman, President and CEO Andrew Lane said. “Based on activity projections, this 5-year agreement represents the largest distribution contract that we have entered into with a global customer. By providing a “one-stop” distribution platform for these products, we will assist Shell in driving standardization of their PVF materials requirements throughout their global organization.”

The EFA has a term of five years with an option to extend for another five years.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC can be found at www.mrcpvf.com.

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